UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2010

NORTHERN OIL AND GAS, INC.
(Name of small business issuer in its charter)

Nevada	000-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota 55391	55391
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANTS BUSINESS AND OPERATIONS

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 26, 2010, Northern Oil and Gas, Inc. (the “Company”) completed the assignment of its revolving credit facility to Macquarie Bank Limited (“Macquarie”) from CIT Capital USA Inc.  In connection with the assignment, the Company and Macquarie entered into an Amended and Restated Credit Agreement governing the facility.

The facility now provides up to a maximum of $100 million in principal amount of borrowings to be used as working capital for exploration and production operations.  Initially, $25 million of financing is available under the facility.  The Company has no current borrowings under the facility, no other debt and currently has approximately $85 million in cash on hand.

The borrowing base of funds available to the Company will be redetermined semi-annually based upon the net present value, discounted at 10% per annum, of the future net revenues expected to accrue from the its interests in proved reserves estimated to be produced from its oil and gas properties.  Based on these borrowing base redeterminations, an additional $75 million of financing could become available to the Company.  The facility terminates on May 26, 2014.

The Company has the option to designate the reference rate of interest for each specific borrowing under the facility as amounts are advanced.  Borrowings based upon the London interbank offering rate (LIBOR) will bear interest at a rate equal to LIBOR plus a spread ranging from 2.5% to 3.25%, depending on the percentage of borrowing base that is currently advanced.   Any borrowings not designated as being based upon LIBOR will bear interest at a rate equal to the greater of (a) the current prime rate published by the Wall Street Journal, or (b) the current one month LIBOR rate plus 1.0%, plus in either case a spread ranging from 2% to 2.5%, depending on the percentage of borrowing base that is currently advanced.  The Company has the option to designate either pricing mechanism.    Interest payments are due under the facility in arrears, in the case of a loan based on LIBOR on the last day of the specified interest period and in the case of all other loans on the last day of each March, June, September and December.  All outstanding principal is due and payable upon termination of the facility.

The applicable interest rate increases under the facility and the lenders may accelerate payments under the facility, or call all obligations due under certain circumstances, upon an event of default.  The facility references various events constituting a default, including, but not limited to, failure to pay interest on any loan under the facility, any material violation of any representation or warranty under the Amended and Restated Credit Agreement, failure to observe or perform certain covenants, conditions or agreements under the Amended and Restated Credit Agreement, a change in control of the Company, default under any other material indebtedness of the Company, bankruptcy and similar proceedings and failure to pay disbursements from lines of credit issued under the facility.

The facility requires that the Company enter into swap agreements with Macquarie for each month of the 36 month period following the date on which each such swap agreement is executed, the notional volumes for which (when aggregated with other commodity swap agreements and additional fixed-price physical off-take contracts then in effect, as of the date such swap agreement is executed, is not less than 50%, nor greater than 90%, of the reasonably anticipated projected production from the Company’s proved developed producing reserves.

All obligations of the Company under the facility and the swap agreements with Macquarie are secured by a first priority security interest in any and all assets of the Company.

The Amended and Restated Credit Agreement, and the Company’s press release issued in connection therewith, are included as exhibits to this Form 8-K.  The foregoing description of the material terms of the facility are qualified in their entirety by reference to the exhibits filed herewith.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement dated as of May 26, 2010 among Northern Oil and Gas, Inc., as Borrower, Macquarie Bank Limited, as Administrative Agent, and the Lenders party thereto.
99.1	Press Release dated June 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                               NORTHERN OIL AND GAS, INC.

Date:  June 1, 2010                                                                                               By /s/ James R. Sankovitz
                                      James R. Sankovitz
                                      General Counsel and Chief Operating Officer